SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 8-K
                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): March 13, 1997 fonix Corporation
          (Exact Name of registrant as specified in its charter)


     Delaware                     0-23862                     22-2994719
     (State or other             (Commission                (IRS Employer
     jurisdiction                File Number)               Identification No.)
     of incorporation)



                  60 East South Temple Street, Suite 1225,
                        Salt Lake City, Utah  84111
                  (Address of Principal Executive Offices)
                                  (Zip Code)

Registrant's telephone number, including area code:  (801) 328-0161



 ..............................................................................
            (Former name or former address if changed since last report)

ITEM 5.   OTHER EVENTS

Modification to Product Development and Assignment Agreement with Synergetics, Inc.

     fonix Corporation, a Delaware corporation (the "Company"), is filing this Current Report to file the attached press release of March 13, 1997, announcing that the Company has reached agreement in principle with Synergetics, Inc., a Utah corporation ("Synergetics"), to modify their previous agreements with regard to the development and assignment of certain speech recognition technology. The prior arrangement provided, among other things, for Synergetics to assign to fonix or its predecessor all of the then-existing and to-be-developed technologies and related property for a speech recognition project known as "VoiceBox" (collectively, the "Technology") and to continue development of the Technology under the direction of fonix. In consideration for that assignment, fonix agreed to pay Synergetics a continuing royalty equal to 10 percent of gross revenues received from the use, marketing and/or sale of the Technology and products incorporating the Technology (the "Royalty") and fonix was obligated to provide financial resources to enable such development to continue. Synergetics compensated engineers, employees, members of its development team and other financial backers, in part, with the issuance of "Project Shares" granting the holders of such shares the right to share pro rata in the Royalty payments. In addition to issuance of Project Shares, Synergetics had made loans and advances to some members of its project team (collectively, the "Advances") on a non-recourse basis. Repayment of the Advances was secured by future disbursements under the Project Shares.

     Pursuant to a Memorandum of Understanding executed by fonix, Synergetics and the principal shareholder of Synergetics, Hal Hansen, on March 13, 1997, the parties have agreed to modify their previous agreements (collectively, the "Agreement") as follows:

     1. The rights and obligations of Synergetics under the Agreement, including the Royalty, will be assigned to a new wholly-owned subsidiary of fonix ("fonix Acquisition");

     2. fonix Acquisition will also assume the obligations of Synergetics to all holders of Project Shares;

     3. fonix and fonix Acquisition will release Synergetics from any further obligation or duty under the Agreement;

     4. In consideration for the assignment of the rights to the Royalty by Synergetics to fonix Acquisition, fonix will issue warrants to Synergetics and the Project Share holders to acquire, in the aggregate, not more than 4,800,000 shares of fonix Common Stock at an exercise price of $10.00 per share (the "Warrants"). A holder of Project Shares will be entitled to receive Warrants to purchase 800 shares of fonix Common Stock for each Project Share held; provided, however, that the number of Warrants to be issued will be reduced by the amount of one Warrant for each $37.50 in Advances;

     5. The Warrants will become exercisable subject to progress made in further development of the Technology and the first to occur of (i) a minimum daily closing bid price for shares of fonix Common Stock of $37.50 for a period of at least 15 consecutive trading days, or (ii) thirty months from the date the Warrants are issued. The exercise date shall be accelerated upon certain business combinations or reorganizations, such as a merger, involving fonix. The terms relating to Technology development will be subject to a confidentiality and non-disclosure agreement and covenants;

     6. In consideration of the assumption by fonix Acquisition of the obligations of Synergetics, the release of Synergetics from its further duties under the Agreement, and the issuance of the Warrants to Synergetics and holders of Project Shares, the Royalty will be canceled and fonix will no longer be obligated to pay any additional amounts to Synergetics;

     7.  All Project Shares tendered in exchange for Warrants will be canceled;

     8. fonix will employ certain present members of the Synergetics project team as fonix employees on terms and conditions approximately equivalent to the terms and conditions of their present employment with Synergetics, but including the right to participate in fonix employee stock option plans; and

     9. fonix will engage Hal Hansen, the founder and principal stockholder of Synergetics, and/or Synergetics as a consultant to assist with the further development of the Technology.

     The parties have acknowledged that the completion of the transactions will require, among other things, execution of definitive agreements and compliance with applicable federal and state laws, including securities laws. Those agreements will include standard terms and provisions that are typical of such transactions, including mutual releases and indemnification covenants. Synergetics has other business interests and activities and will continue to conduct its business in the usual course following the closing. If all of the Warrants were immediately exercisable and were fully exercised, the Company would receive cash of $48,000,000 and Synergetics and the former Project Share holders exercising the Warrants would own 4,800,000 shares of the Company's Common Stock, or approximately 9.0% of the issued and outstanding shares of the Company's Common Stock.

     Certain Relationships. As previously disclosed in the Company's annual report for fiscal 1995, Thomas A. Murdock, a director and the Chief Operating Officer of fonix, is also one of seven directors of Synergetics. In addition, Mr. Murdock, Stephen M. Studdert and Roger D. Dudley, each of whom is an executive officer and director of fonix, own shares of the common stock of Synergetics, although such share ownership in the aggregate constitutes less than 5% of the total shares of Synergetics common stock issued and outstanding. The transaction described above will not result in any change in the ownership of Synergetics.

                                SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              fonix Corporation


                              By:  /s/   THOMAS A. MURDOCK
                                 --------------------------
                                Thomas A. Murdock, President


                              Dated: March 17, 1997

Press Release:

fonix (TM)
FREEDOM OF SPEECH



                                 NEWS RELEASE

                           Thursday, March 13, 1997



CONTACT:         Roger D. Dudley                Madeleine Franco
                 Executive Vice President       or Eric Simonsen
                 (801) 328-0161                 Jordan Richard Associates
                                                (801) 595-8611



                $37.50 SHARE PRICE LOCK-UP AGREED BY ENGINEERS

    SALT LAKE CITY, UTAH -- Stephen M. Studdert, Chairman and Chief Executive Officer of fonix™ corporation (NASDAQ: FONX), today announced an agreement in principal with Synergetics, Inc. (independent engineering firm developing fonix proprietary speech recognition technologies) to convert the Synergetics royalty fee to warrants for common stock of fonix. The agreement provides that the Synergetics engineering team will lock up their warrants and underlying shares until a sustained share price of $37.50 is reached or until after thirty months from the issuance of the warrants.

     Under the terms of the agreement, the royalty fee of 10% of fonix gross revenue that would have been payable to Synergetics will be converted to 4.8 million warrants for common stock of fonix. The warrants, when exercised at $10.00 per share after the lock-up terms are satisfied, represents a net cash flow to the company of $48 million. Subject to a registration statement to be filed with and declared effective by the Securities and Exchange Commission, the warrants will be made eligible for distribution to Synergetics and individual members of the engineering team.

     "Our acceptance of this $37.50 share price threshold is a clear expression of our belief in the fonix technology. We are confident that fonix will seize the opportunities to make this technology the standard of the speech recognition industry," said Hal Hansen, president of Synergetics.

     "The fonix technologies are a complete shift in the speech recognition paradigm. The potential for licensed applications throughout the commercial and educational sectors causes us to be enthusiastic about the conversion of our royalty fee to fonix equity participation," said Lynn Shepherd, senior fonix project team leader. "We are looking forward to sharing in the future of fonix and in the company's overall value as employees and shareholders," he said.

     Studdert indicated that conversion of the royalty fee will allow fonix to optimize its licensing and strategic partnering opportunities and enable the company to reward engineers and shareholders alike through earnings and shareholder value. Further, Studdert said most members of the Synergetic Engineering team will become fonix employees.

     fonix(tm) corporation, public since 1994, is a development-stage company producing speech recognition technologies using specific-speech knowledge, proprietary speech modeling, and a linguistic process that includes neural networks (artificial intelligence) to recognize natural language speech and at minimum continuous speech rates of 120 words per minute. As a technology vendor, fonix will license its proprietary speech recognition technologies for use in computer devices for the Internet, commercial, professional, and industrial markets.

NOTE: Any statements released by fonix(tm) corporation that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risk and uncertainties which may affect the company's business prospects and performance. This includes economic, competitive, governmental, technical and other factors discussed in the company's filings with the SEC on forms 10-KSB, 10-QSB and 8-K.